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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE TO
                                 (RULE 14D-100)
                TENDER OFFER STATEMENT UNDER SECTION 14 (D) (1)
          OR SECTION 13 (E) (1) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              BEAUTICONTROL, INC.
                       (Name of Subject Company (Issuer))

                             B-C MERGER CORPORATION
                             TUPPERWARE CORPORATION
                     (Names of Filing Persons  (Offerors))

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                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

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                                   074655101
                     (CUSIP Number of Class of Securities)

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                                Thomas M. Roehlk
              Senior Vice President, General Counsel and Secretary
                             Tupperware Corporation
                          14901 S. Orange Blossom Tr.
                               Orlando, FL 32837
                           Telephone: (407) 826-5050

                     (Name, address and telephone number of
                      person authorized to receive notices
                and communications on behalf of filing persons)

                                    Copy to:
                               Steven Sutherland
                                Sidley & Austin
                                 Bank One Plaza
                            10 South Dearborn Street
                            Chicago, Illinois 60603
                           Telephone:  (312) 853-7000

                           CALCULATION OF FILING FEE

Transaction Valuation:  Not Applicable      Amount of Filing Fee: Not Applicable

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[_]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid:       Not applicable     Filing Party:    Not applicable
Form or registration No.:     Not applicable     Date Filed:      Not applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X]  third-party tender offer subject to Rule 14d-1.
     [_]  issuer tender offer subject to Rule 13e-4.
     [_]  going-private transaction subject to Rule 13e-3.
     [_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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Item 12  EXHIBITS

Exhibit 99       Text of Press Release issued on September 13, 2000.

                                 EXHIBIT INDEX

Exhibit 99       Text of Press Release issued on September 13, 2000.